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                           IMPERIAL INDUSTRIES, INC.
                           8% Subordinated Debenture
                             Due December 31, 2001

$__________________                                          No. DB____________

                           December 31, 1998

         IMPERIAL INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to _______________________ with an address at _______________________ or registered assigns (the "Payee" or "Holder") upon due presentation and surrender of this Debenture, on December 31, 2001 (the "Maturity Date"), the principal amount of _____________________________ ($__________) and accrued interest thereon as hereinafter provided.

         This debenture was issued by the Company pursuant to a certain Registration Statement on Form S-4, as amended (File No. 333-62949), filed under the Securities Act of 1933, as amended (the "Act"), as declared effective by the Securities and Exchange Commission (the "Commission") on October __, 1998 (together with the Appendices and Exhibits thereto, and the Proxy Statement/Prospectus included therein, the "Registration Statement") relating to a Special Meeting of the Stockholders of the predecessor of the Company and the related offering by the Company of shares of common stock, $.01 par value per share ("Common Stock") and 8% subordinated debentures (the "Debentures"). The holders of such Debentures are referred to hereinafter as the "Holders."

                                   ARTICLE I

       PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT; RECORD DATE

         1.1 General. Payment of the principal on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company at the rate of eight percent (8%) per annum (the "Stated Interest Rate"), in like coin and currency, payable to the Payee in twelve (12) month intervals on each July 1 during the term of this Debenture (commencing July 1, 1999) (an "Interest Payment Date") and on the Maturity Date. Both principal hereof and interest thereon are payable at the Holder's address above or such other address as the Holder shall

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designate from time to time by written notice to Continental Stock Transfer and Trust Company (the "Transfer Agent"), the transfer agent for the Debentures. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check sent to the Holder's above address or to such other address as the Holder may designate for such purpose from time to time by written notice to the Transfer Agent, without any requirement for the presentation of this Debenture or making any notation thereon except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee.

         1.2. Record Date. The Company will pay interest on this Debenture to the Holder of this Debenture at the close of business on the June 15 next preceding the interest payment date.

         1.3 Nature of Debentures. The Debentures are general, unsecured obligations of the Company. The Company is not limited in the amount of Debt (as hereinafter defined), secured or unsecured, including Senior Debt (as hereinafter defined), which it may incur.

                                   ARTICLE 2

                                 SUBORDINATION

         2.1 Subordination to Senior Debt. The Company, for itself, its successors and assigns, covenants and agrees, and the Payee and each successive Holder by acceptance of this Debenture likewise covenants and agrees, that the payment of the principal of and interest on this Debenture is subordinated in right of payment to the payment of all existing and future Senior Debt (as hereinafter defined) of the Company. "Senior Debt" means the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law (as defined in Section 7.1 below), but only to the extent allowed or permitted to the holder of such Debt against the bankruptcy or other insolvency estate of the Company in such proceeding) and fees, expenses, reimbursement obligations, indemnity obligations and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by the Company, whether outstanding on the date of the issuance of the Debentures or thereafter incurred, assumed or guaranteed and all deferrals, renewals, extensions and refundings

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of, or amendments, modifications or supplements to, any such Debt; provided, however, that the following will not constitute Senior Debt: (a) any Debt if the instrument creating the same or evidencing the same or pursuant to which the same is outstanding expressly provides (i) that such Debt shall not be senior in right of payment to the Debentures, or (ii) that such Debt shall be subordinated to any other Debt of the Company, unless such instrument expressly provides that such Debt shall be senior in right of payment to the Debentures; (b) any Debt of the Company in respect of the Debentures; and (c) any Debt representing the redemption price of any preferred stock.

         2.2 Debt. "Debt" means with respect to any person at any date, without duplication, (i) all obligations of such person for borrowed money,
(ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, (iii) all obligations of the kinds set forth in (i) and (ii) above of others secured by a lien on any asset of such person, whether or not such obligation is assumed by such person, (iv) all obligations of such person with respect to letters of credit (or local guaranties, as applicable) or bankers' acceptances issued for the account of such person or with respect to interest rate protection agreements or currency exchange or purchase agreements, (v) all obligations of such person in respect to leases of such person as lessee which, in conformity with generally accepted accounting principles, are required to be accounted for as capitalized lease obligations on the balance sheet of such person, (vi) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, and (vii) all obligations of the kind set forth in (i), (ii), (iv), (v) or (vi) above of others for the payment of which such person is responsible or liable as obligor or guarantor.

         2.3 Default. The Company may not pay principal or interest on the Debentures and may not acquire, redeem or retire any Debentures for cash or property other than capital stock of the Company if (i) a default on Senior Debt occurs and is continuing that permits holders of Senior Debt to accelerate its maturity, and (ii) the default is the subject of judicial proceedings or the Company receives notice of a default from a holder of the Senior Debt. The Company may resume payments on the Debentures and may acquire, redeem or retire them when (A) the default is cured or waived, or (B) 120 days have passed after the notice of

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default is given by the holder of the Senior Debt if the default is not the subject of judicial proceedings.

         2.4 Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (i) holders of Senior Debt shall be entitled to receive payment in full in cash of the principal of and interest to the date of payment on the Senior Debt before Holders shall be entitled to receive any payment of principal of or interest on the Debentures and (ii) until the Senior Debt is paid in full in cash, any distribution to which the Holder would be entitled but for this Article 2 shall be made to holders of Senior Debt as their interests may appear, except that Holders may receive securities that are subordinated to Senior Debt to at least the same extent as the Debentures.

         2.5 Acceleration of Debentures. If payment of the Debentures is accelerated because of an Event of Default as defined in Article 7 hereof, the Company shall promptly notify holders of Senior Debt of the acceleration. The Company may pay the Debentures when 120 days have passed after the acceleration occurs if this Article 2 permits the payment at such time.

         2.6 Subrogation. Subject to the payment in full of all Senior Debt and until the Debentures are paid in full, Holders shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to Senior Debt. A distribution made under this Article 2 to holders of Senior Debt which would otherwise have been made to Holders is not, as between the Company and the Holders, a payment by the Company on this Debenture

         2.7 Relative Rights. This Article 2 defines the relative rights of the Holder, as a holder of a general, unsecured indebtedness of the Company, and the holders of Senior Debt. Nothing in this Debenture shall: (i) impair, as between the Company and the Holder, the obligation of the Company to pay principal and interest on this Debenture in accordance with its terms; (ii) affect the relative rights of the Holder, as a holder of a general, unsecured indebtedness of the Company, and creditors of the Company other than the holders of Senior Debt; or (iii) prevent any Holder from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to the Holders.

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         2.8 Article 2 Subordination Not Designed to Prevent Events of
Default. The failure of the Company to make a payment on account of principal and interest on this Debenture by reason of any provision of this Article 2 shall not be construed as preventing the occurrence of an Event of Default under Article 7 hereof.

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.1 The Company represents and warrants to the Holder that the
Company:

                  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;

                  (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or any of its subsidiaries or the nature of the property owned or leased by it or any of its subsidiaries, makes such licensing or qualification necessary, except for those jurisdictions in which the failure so to qualify would not have a material adverse effect on the Company taken as a whole;

                  (d) the Company has all requisite power and authority to execute, deliver and perform its obligations under this Debenture. This Debenture has been duly and validly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the rights of creditors generally;

                  (e) except as otherwise described in the Registration Statement, the Company is not, and will not be at the time of the original issuance of this Debenture by the Company, in default under the terms of any Senior Debt or other Debt and the Company is not aware, nor has it been notified by the holder of any Senior Debt or other Debt, that grounds for default exist with respect to any Senior Debt or other Debt;

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                  (f) the execution and delivery of the Debentures by the
Company and the consummation by the Company of the transactions contemplated pursuant to the Registration Statement (a) are not in violation or breach of, do not conflict with or constitute a default under any of the terms of the charter documents or by-laws of the Company; (b) will not, to the actual knowledge of the Company, result in a violation under any law, judgment, decree, order, rule, regulation or other legal requirement or of any governmental authority, court or arbitration tribunal whether federal, state, municipal or local at law or in equity, and applicable to the Company; and (c) will not violate or constitute a material breach of or constitute a material default under any Senior Debt of the Company or any subsidiary or affiliate of the Company, where such breach or default would have a materially adverse effect on the operations or financial condition of the Company; and

                  (g) the Registration Statement does not, and will not at the time of the original issuance of this Debenture by the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4

                                  REDEMPTION

         4.1 Optional. The Debentures may be redeemed by the Company in whole or from time to time in part, at the option of the Company, at any time on or after the date hereof at a redemption price equal to 100% of the principal amount thereof, in each case together with accrued interest to the proposed date of Redemption (the "Redemption Date").

         4.2 Notice of Redemption. Notice of redemption (a "Notice of Redemption") will be mailed by the transfer Agent at least 30 days but not more than 60 days before the Redemption Date to each Holder of Debentures to be redeemed at his registered address. Debentures in denominations larger than $80 may be redeemed in part but only in whole multiples of $80. In the event of a redemption of less than all of the Debentures, the Debentures will be chosen for redemption by the Company, generally pro rata or by lot. The Notice of Redemption shall identify the Debentures to be redeemed and shall state:
(i) the Redemption Date and redemption price; (ii) that Debentures called for redemption must be surrendered to the Company or a designated paying agent specified in the Notice of Redemption to collect the

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redemption price; and (iii) that, unless the Company defaults in making the redemption payment, interest on the Debentures ceases to accrue on and after the Redemption Date.

         4.3 Effective Notice of Redemption. Once Notice of Redemption is mailed, Debentures called for redemption become due and payable on the Redemption Date at the redemption price.

         4.4 Deposit of Redemption Price. On or before the Redemption Date, the Company shall deposit in a bank account solely dedicated for this purpose, or deposit with a designated paying agent, money sufficient to pay the redemption price of and accrued interest on all Debentures to be redeemed on the Redemption Date.

         4.5 Debentures Redeemed in Part. Upon surrender of a Debenture that is redeemed in part, the Company shall cause to be issued for the Holder at the expense of the Company a new Debenture equal in principal amount to the unredeemed portion of the Debenture surrendered.

                                   ARTICLE V

                                   COVENANTS

         5.1 Payment of Debentures. The Company shall pay the principal of and interest on this Debenture in the time, the manner and the form provided in
Article 1 hereof. The Company shall pay interest annually (including post-petition interest in any proceeding under any bankruptcy law) on (i) overdue principal, at the rate required by this Debenture and (ii) overdue installments of interest (including interest contemplated by clause (i) and without regard to any applicable grace period) at the same rate.

         5.2 Reporting Requirements. The Company shall comply with its reporting and filing obligations pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is hereby agreed that posting reports filed pursuant to the Exchange Act on the Commission's website on the world-wide web shall constitute making them available to the Holder.

         5.3 Stay, Extension and Usury Laws. The Company covenants that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the

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performance of this Debenture; and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder but will suffer and permit the execution of every such power as though no such law had been enacted.

         5.4 Corporate Existence. Subject to Article 6 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the rights (charter and statutory) and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right or franchise if the Company shall in good faith determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries considered as a whole.

         5.5 Maintenance of Properties. The Company will cause all property material to the conduct of its business or the business of any subsidiary to be maintained and kept in reasonably good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent the Company from discontinuing the operation and maintenance of any such properties, or disposing of any of them, if such discontinuance or disposal is, in the reasonable judgment of the Company or any subsidiary concerned, desirable in the conduct of its business or business of any subsidiary.

         5.6 Liquidation. The Company shall not adopt any plan of liquidation which provides for, contemplates or the effectuation of which is preceded by
(A) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any subsidiary otherwise than substantially as an entirety in accordance with Article 6 hereof and (B) the distribution of all or substantially all the proceeds of such sale, lease, conveyance or other disposition and the remaining assets of the Company to the holders of common stock of the Company, unless the Company shall in connection with the adoption of such plan make reasonable provision for, or agree that prior to making any liquidating distributions it will make reasonable provision for, the satisfaction of the Company's obligations under this Debenture as to the payment of principal and interest.

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         5.7 Liens. Neither the Company nor any subsidiary will mortgage, pledge, grant or permit to exist any lien or other security interest in any of its assets, of any kind, now owned or hereafter acquired, nor hypothecate or grant a lien or security interest in its capital, net worth, equity accounts or any capital stock, as the case may be, except for (i) any security interests granted by the Company to any current or future holders of Senior Debt and (ii) a lien or security interest created with respect to purchase money obligations incurred by the Company or its subsidiaries in the ordinary course of business and provided the indebtedness related to such security interest does not exceed the purchase price of the subject asset(s).

         5.8 Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any subsidiary upon the income, profits or property of the Company or any subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim which amount, applicability or validity is being contested in good faith by appropriate proceedings.

         5.9 Transactions with Affiliates. The Company shall not, and shall not permit any subsidiary to, directly or indirectly, pay any funds to or for the account or benefit of, or enter into or permit to exist any transaction, including, without limitation, the purchase, sale, lease or exchange of any property or assets or securities or any loan transaction or the rendering of any service, with any Affiliate unless such transaction is for fair value to the Company or its subsidiary and on terms and conditions not less favorable to the Company or such subsidiary than could be obtained on an arms-length basis from unrelated third parties, as determined in each case by the Board of Directors of the Company (as evidenced by resolutions duly adopted by the Board); provided, however, that the provisions of this Section 5.9 shall not apply to (a) transactions between the Company and its Subsidiaries, (b) reasonable compensation for services in connection with employment or services as a director, or (c) payments to Affiliates of the Company in respect of contracts or transactions in existence on the date hereof which are described or referred to in the Registration Statement pursuant to which this Debenture was originally issued. For purposes of this Section 5.9 the terms "Affiliate", "Control" and

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"subsidiary" shall have the meanings ascribed thereto in Rule 405 under the
Act.

                                   ARTICLE 6

                                  SUCCESSORS

         6.1 When Company May Merge, Etc.. While any of the Debentures are outstanding, the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless:

                                    1.  The person formed by or surviving any
such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall have been made, is (x) a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia or (y) a corporation or a comparable legal entity organized under the laws of a foreign jurisdiction whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the National Market System of National Association of Securities Dealers Automated Quotation System ("NASDAQ");

                                    2.  The corporation formed by or surviving
any such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition shall have been made, assumes by supplemental agreement, all the obligations of the Company under the Debentures and this Debenture; and

                                    3.  Immediately after the transaction, no
Event of Default as defined in Article 7 hereof exists.

         6.2 Successor Corporations Substituted. Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 6.1 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Debenture with the same effect as if such successor person had been named as the Company herein; provided, however, that the predecessor Company in the case of a sale, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of and interest on this Debenture.

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                                   ARTICLE 7

                               EVENTS OF DEFAULT

         7.1 A. An Event of Default occurs if: (i) the Company defaults in the payment of interest on this Debenture when the same become due and payable and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions of Article 2 hereof; (ii) the Company defaults in the payment of principal on this Debenture when the same becomes due and payable upon maturity, upon redemption or otherwise; (iii) any representation or warranty made or furnished by the Company in this Debenture shall be false, incorrect or incomplete when made as to any material fact or facts; (iv) the Company fails to comply with any of its other covenants or other agreements in this Debenture and such failure continues for a period of 60 days following written notice from the Holder; (v) the Company or any material subsidiary pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or a subsidiary in an involuntary case, (B) appoints a custodian of the Company or a material subsidiary for all or substantially all of its property, or (C) orders the liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days of the entry thereof; (vii) a judgment in an amount exceeding $250,000 is entered against the Company or any of its material subsidiaries and such judgment is not satisfied or stayed within sixty (60) days; or (viii) the holder of any Debt or other debt of the Company aggregating at least $250,000 shall seize, dispose of or apply in satisfaction of such Debt or debt, any assets of the Company having a fair market value in excess of $250,000 individually or in the aggregate.

                  B. The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                  C. A Default under Section 7.1A is not an Event of Default until the Holders of at least 33 1/3% in the principal amount of the then-outstanding Debentures notify the Company of the Default and the Company does not cure the Default within 30

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days after such Notice.  The Notice must specify the Default and demand that it be remedied.

         7.2 Acceleration. If an Event of Default occurs and is continuing, subject to the provisions of Section 7.1C hereof, the Holder may declare the principal of and accrued interest on this Debenture to be due and payable by written notice to the Company in the manner provided in Section 8.2 hereof. Upon such declaration, the principal and interest on this Debenture shall be due and payable immediately. The Holder may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

         7.3 Other Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal of and interest on this Debenture or to enforce the performance of any provision of this Debenture. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

                                   ARTICLE 8

                                 MISCELLANEOUS

         8.1 No Recourse. No recourse whatsoever, either directly or through the Company or any trustee, receiver of assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of the redemption price, principal of or interest on this Debenture or any of them or for any claim based thereon or otherwise in respect this Debenture, this Debenture being a corporate obligation only.

         8.2 Notices. All communications provided hereunder shall be in writing and delivered or mailed by registered or certified mail addressed as follows:

         If to Imperial Industries, Inc.

         Imperial Industries, Inc.
         1259 Northwest 21st Street
         Pompano Beach, Florida 33069

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         Attention: Secretary

         If to the Transfer Agent

         Continental Stock Transfer and Trust Company
         2 Broadway
         New York, New York 10004

         if to the Holder

         at the address shown for the Holder in the registration books maintained by the Transfer Agent.

         8.3 Mutilated, Lost, Stolen or Destroyed Debentures. In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall cause to be issued and delivered in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also satisfactory to it.

         8.4 Maintenance of Office. The Company covenants and agrees that so long as this Debenture shall be outstanding, it will maintain an office or agency in Florida (or such other place as the Company may designate in writing to the holder of this Debenture) where notices, presentations and demands to or upon the Company in respect of this Debenture may be given or made.

         8.5 Governing Law. This Debenture shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to conflict of laws principles.

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                  IN WITNESS WHEREOF, Imperial Industries, Inc. has caused
this Debenture to be signed by its Executive Vice President and to be dated the day and year first above written.

ATTEST [SEAL]

                                            IMPERIAL INDUSTRIES, INC.

                                            By:___________________________
                                            Name:    Howard L. Ehler, Jr.
                                            Title:   Executive Vice President

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                                  ASSIGNMENT

         (To be executed by the registered holder if such holder desires to transfer the Debenture and forwarded to the Transfer Agent, Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.)

FOR VALUE RECEIVED ____________________ here sells, assigns and transfers unto [NAME OF TRANSFEREE] this Debenture, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint_________________ Attorney, to transfer the within Debenture on the books of the within-named Company, with full power of substitution.

Dated: ____________________
Signature: __________________________________

(Signature must conform in all respects to name of holder as specified on the face of the Debenture.)

Address:          ___________________________________

                  ___________________________________

                  ___________________________________

                 (Insert Social Security or Other Identifying
                 Number of Holder)___________________________

Signature
Guaranteed:  ___________________________________

(Signature must be guaranteed by a bank savings and loan association, stockbroker, or credit union with membership in an approved signature guaranty Medallion Program pursuant to Securities Exchange Act Rule 17Ad-15.)

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